UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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BEASLEY BROADCAST GROUP, INC.

(Name of Registrant as Specified In Charter)

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3033 Riviera Drive

Suite 200

Naples, Florida 34103

(239) 263-5000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 28, 2009

The Annual Meeting of Stockholders of Beasley Broadcast Group, Inc., a Delaware corporation (the “Company”), will be held on Thursday, May 28, 2009, at 11:00 a.m. Eastern time, at the corporate offices of Beasley Broadcast Group, Inc., 3033 Riviera Drive, Suite 200, Naples, Florida for the following purposes:

1.	To elect eight directors to hold office until the next Annual Meeting of stockholders and until their respective successors have been elected or appointed;

2.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The foregoing matters are described in more detail in the attached Proxy Statement.

The Company’s Board of Directors has fixed April 1, 2009 as the record date for determining stockholders entitled to vote at the Annual Meeting of Stockholders.

The Company’s Proxy Statement is attached hereto. Financial and other information about the Company is contained in the Annual Report to Stockholders for the year ended December 31, 2008.

You are cordially invited to attend the meeting in person. Your participation in these matters is important, regardless of the number of shares you own. The notice accompanying this Proxy Statement contains instructions on how to submit your proxy by telephone. Whether or not you expect to attend in person, we urge you to vote as promptly as possible. You will be most welcome at the meeting and may then vote in person if you so desire, even though you may have executed and returned the proxy. Any stockholder who executes such a proxy may revoke it at any time before it is exercised.

By Order of the Board of Directors,

Caroline Beasley, Secretary

Naples, Florida

April 10, 2009

3033 Riviera Drive

Suite 200

Naples, Florida 34103

(239) 263-5000

PROXY STATEMENT

The Board of Directors of Beasley Broadcast Group, Inc., a Delaware corporation (the “Company”), is soliciting your proxy with this Proxy Statement. Your proxy will be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 28, 2009, at 11:00 a.m. Eastern time, at the corporate offices of Beasley Broadcast Group, Inc., 3033 Riviera Drive, Suite 200, Naples, Florida, and any adjournment or postponement thereof. This Proxy Statement and the Company’s Annual Report to Stockholders are first being made available to stockholders on or about April 10, 2009.

VOTING SECURITIES

Voting Rights and Outstanding Shares

Only stockholders of record on the books of the Company as of 5:00 p.m. Eastern time, April 1, 2009, which is the “Record Date,” will be entitled to vote at the Annual Meeting. At the close of business on April 1, 2009, the Company had 6,050,251 shares of Class A Common Stock outstanding (the “Class A Shares”), and 16,662,743 shares of Class B Common Stock outstanding (the “Class B Shares” and together with the Class A Shares, the “Common Stock”).

Under the Company’s Restated Certificate of Incorporation and Bylaws, in the election of directors, the holders of the Class A Shares are entitled by class vote, exclusive of all other stockholders, to elect two of the Company’s directors, with each Class A Share being entitled to one vote. With respect to the election of the other six directors and all other matters submitted to the stockholders for vote, the holders of Class A Shares and Class B Shares shall vote as a single class, with each Class A Share being entitled to one vote and each Class B Share entitled to ten votes.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company’s transfer agent. Except with respect to the election of directors (which is discussed separately under “Proposal 1: Election of Directors”) and except in certain other specific circumstances, the affirmative vote of a majority of votes cast in person or by proxy at a duly held meeting at which a quorum is present is required under Delaware law and our Bylaws for approval of proposals presented to stockholders.

The Inspector will also determine whether or not a quorum is present. Our Bylaws provide that a quorum consists of a majority of the votes entitled to be cast and present in person or represented by proxy. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. An abstention is deemed present but it is not deemed a vote cast. Broker non-votes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner. Abstentions and broker non-votes are included in determining whether a quorum is present but are not included in the tabulation of the voting results. As such, abstentions and broker non-votes do not affect the voting results with respect to the election of directors or the issues requiring the affirmative vote of a majority of the votes cast at the annual meeting. Abstentions and broker non-votes will have the effect of a vote against the approval of any items requiring the affirmative vote of the holders of a majority or greater of the outstanding common stock.

The Company is utilizing a new system for soliciting proxies this year. Prior to the annual meeting, shareholders of record may submit their proxy by telephone, rather than filling out and mailing a proxy card. To help explain this new process, we have included a brief question and answer section below.

How do I vote my shares without attending the Annual Meeting?

If you are a shareholder of record, you can vote by telephone by following the instructions on the Notice of Availability of Proxy Materials.

If your shares are held in the name of a bank, broker or other record holder, follow the voting instructions on the form that you receive from them. The availability of telephone and Internet voting will depend on the bank’s or other record holder’s voting process. Your bank, broker or other record holder may not be permitted to exercise voting discretion as to some of the matters to be acted upon. Therefore, please give voting instructions to your bank, broker or other record holder.

How will my proxy be voted?

Your proxy, when properly submitted by telephone and not revoked, will be voted in accordance with your instructions relating to the election of directors. We are not aware of any other matter that may be properly presented at the meeting. If any other matter is properly presented, the persons named as proxies will have discretion to vote in their best judgment.

Unless you give other instructions when you cast your vote by telephone, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors and a vote will be cast FOR the election of directors and as the proxy holders deem advisable on other matters that may come before the meeting. If a broker indicates on the proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

May I revoke or change my vote?

If you are a shareholder of record, you may revoke your proxy at any time before it is actually voted by:

•	giving written notice of revocation to our Secretary, Caroline Beasley;

•	by delivering a proxy bearing a later date (including by telephone); or

•	by attending and voting in person at the Annual Meeting.

Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other record holder, or, if you have obtained a legal proxy from your bank, broker or other record holder giving you the right to vote your shares, by attending the meeting and voting in person.

How do I vote my shares in person at the Annual Meeting?

Shares held in your name as the shareholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, bank or other record holder that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described above and on the instructions on the Notice of Availability of Proxy Materials, so that your vote will be counted if you later decide not to attend the Annual Meeting.

What is the deadline for voting my shares?

If you are a shareholder of record, and plan to vote by telephone, your vote must be received by 11:59 p.m. Eastern time on May 27, 2009. If your shares are held in street name, you should return your voting instructions in accordance with the instructions provided by the bank, broker or other record holder who holds the shares on your behalf.

The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Eight directors are to be elected at the Annual Meeting to serve until the next Annual Meeting of stockholders or until their respective successors are elected or appointed. Nominees for election to the Board of Directors shall be approved by the following vote:

•

For Nominees to be Elected by the Holders of the Class A Shares: by a plurality of the votes cast by the holders of Class A Shares present in person or by proxy at the Annual Meeting, with each share being entitled to one vote.

•

For Nominees to be Elected by the Holders of All Classes of Common Stock: by a plurality of the votes cast by the holders of all classes of Common Stock present in person or by proxy at the Annual Meeting, with each Class A Share being entitled to one vote and each Class B Share being entitled to ten votes.

Abstentions from voting on the election of directors, including broker non-votes, will have no effect on the outcome of the election of directors. In the event any nominee is unable or unwilling to serve as a nominee, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board of Directors or the proxy holders to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the Board of Directors may be reduced in accordance with the Bylaws of the Company. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve as a nominee or as a director if elected.

Nominees to be Elected by the Holders of the Class A Shares:

Mark S. Fowler, age 67, has been a Director of Beasley Broadcast Group, Inc. since February 2000. Mr. Fowler served as a Director of TalkAmerica, Inc., a publicly held company until the company was sold in December 2006. Mr. Fowler also served as Chairman of AssureSat, Inc., a satellite services provider that he co-founded in 1997 until the company was sold in December 2004. Mr. Fowler was a communications counsel at the law firm of Latham & Watkins LLP from 1987 until 2000 and in that capacity practiced before the FCC. Mr. Fowler served as Chairman of the FCC from 1981 until 1987.

Herbert W. McCord, age 66, has been a Director of Beasley Broadcast Group, Inc. since May 2000. Mr. McCord currently is President of Granum Communications Corporation, a management consulting firm specializing in the radio industry, which he founded in 1996. Prior to starting Granum, Mr. McCord worked in the radio industry at the station and management levels for over 20 years. Mr. McCord serves as a member of the Board of Trustees of the Radio Advertising Bureau. Mr. McCord is the Chairman and majority shareholder of JMJ Broadcasting, Inc., a privately held company that owns KXGL-FM in Amarillo, TX and KTPK-FM in Topeka, KS.

Nominees to be Elected by the Holders of All Classes of Common Stock:

George G. Beasley, age 76, founded Beasley Broadcast Group, Inc. in 1961 and has served since inception as the Company’s Chairman and Chief Executive Officer. Mr. Beasley serves on the Board of Trustees of Appalachian State University. He served on the North Carolina Association of Broadcasters’ Board of Directors for eight years and has served that Association as President and Vice President. Mr. Beasley has a B.A. and M.A. from Appalachian State University. George G. Beasley is the father of Bruce G. Beasley, Caroline Beasley and Brian E. Beasley.

Bruce G. Beasley, age 51, has served as Beasley Broadcast Group, Inc.’s President and Chief Operating Officer since 1997, Co-Chief Operating Officer from February 2001 until February 2006, and as a Director since 1980. He began his career in the broadcasting business with the Company in 1975 and since that time has served in various capacities including General Sales Manager of a radio station, General Manager of a radio station and Vice President of Operations of the Company. Currently, Mr. Beasley oversees the operations of all radio stations. Mr. Beasley serves on the Board of Directors of the Radio Advertising Bureau. Mr. Beasley has a B.S. from East Carolina University. Mr. Beasley is the son of George G. Beasley and the brother of Caroline Beasley and Brian E. Beasley.

Caroline Beasley, age 46, has served as Beasley Broadcast Group, Inc.’s Vice President, Chief Financial Officer, Treasurer and Secretary since 1994 and as a Director since 1983. She joined the Company in 1983 and since that time has served in various capacities including Business Manager, Assistant Controller and Corporate Controller. Ms. Beasley serves on the Board of Directors and the Radio Executive Committee of the National Association of Broadcasters and is a member of the Broadcast and Cable Financial Management Association and the Radio Music License Committee. Ms. Beasley has a B.S. from the University of North Carolina. Ms. Beasley is the daughter of George G. Beasley and the sister of Bruce G. Beasley and Brian E. Beasley.

Brian E. Beasley, age 49, has served as Beasley Broadcast Group, Inc.’s Vice President of Operations since 1997 and as a Director since 1982. He began his career in broadcasting during high school in 1977. He joined the Company full-time in 1982 as General Manager of the previously-owned cable TV division. In 1985, he became Senior Account Executive of a radio station and subsequently served as General Manager of three different radio stations. Mr. Beasley has served on the Board of Directors of the North Carolina Association of Broadcasters. Mr. Beasley has a B.S. from East Carolina University. Mr. Beasley is the son of George G. Beasley and the brother of Bruce G. Beasley and Caroline Beasley.

Joe B. Cox, age 69, has been a director of Beasley Broadcast Group, Inc. since February 2000. Mr. Cox is a partner at the law firm of Cox & Nici. Mr. Cox has practiced law for over 40 years, primarily in the tax, corporate and estate law areas. Mr. Cox is also the Vice Chairman, a Director and a member of Audit Committee of the Bank of Florida Corp., a publicly held company.

Allen B. Shaw, age 65, has served as Vice Chairman of the Board of Directors of Beasley Broadcast Group, Inc. since February 2001. Mr. Shaw also served as Co-Chief Operating Officer of the Company from February 2001 to January 2006. From 1990 to February 2001, Mr. Shaw was the President and Chief Executive Officer of Centennial Broadcasting and he resumed those positions with a new entity called Centennial Broadcasting, LLC effective October 1, 2004. Centennial Broadcasting, LLC currently owns 10 radio stations in Virginia. Mr. Shaw previously served as the Chief Operating Officer of the Company from 1985 to 1990. Mr. Shaw serves as a Director of the Library of American Broadcasting.

Unless otherwise indicated, proxies received will be voted FOR the election of each of the nominees named above.

Recommendation of the Board of Directors:

The Board of Directors recommends a vote “FOR” the election of all nominees named above.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Company’s Board of Directors met five times during 2008 and acted by unanimous written consent on one occasion. Each member of the Board attended at least 75% of the aggregate number of meetings of the Board of Directors and attended at least 75% of the aggregate number of meetings of the Committees of the Board of Directors of which he or she was a member, except for Mr. Shaw, who attended 60% of meetings of the Board of Directors. All of our then-current directors attended the 2008 Annual Meeting of stockholders.

Controlled Company

The Company qualifies as a “controlled company,” within the meaning of Rule 4350(c)(5) of the National Association of Securities Dealers. The Company currently qualifies as a controlled company because more than 50% of the Company’s voting power is controlled by the Company’s Chairman and Chief Executive Officer, George Beasley. As a result, the Company is not required to have a Board of Directors consisting of a majority of Directors who are independent or compensation committee or nominating committee composed solely of independent directors.

Committees of the Board of Directors

During 2008, the Board of Directors had an Audit Committee and a Compensation Committee.

The Board of Directors currently does not have a nominating committee or a committee performing the functions of a nominating committee. The Board of Directors is not required to have a nominating committee because it is a controlled company as defined in the NASDAQ rules. Although there are no formal procedures for stockholders to nominate persons to serve as directors, the Board of Directors will consider recommendations from stockholders, which should be addressed to Caroline Beasley, Secretary of Beasley Broadcast Group, Inc. at the Company’s address. The Company has not adopted a formal process because it believes that the informal consideration process has been adequate to date.

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), consists of Messrs. Cox, Fowler and McCord, each of whom is independent as the term independence is defined in Rule 4200(a)(15) of the NASDAQ rules and Rule 10A-3 under the Exchange Act. The Board of Directors has determined that Mr. Cox is an Audit Committee financial expert as that term is defined in the Exchange Act. The responsibilities of the Audit Committee as set forth in its written charter include:

•	Recommending to the Board of Directors independent auditors to conduct the annual audit of the Company’s financial statements;

•	Reviewing the proposed scope of the audit and approving the audit fees to be paid;

•	Reviewing the Company’s accounting and financial controls with the independent auditors and its financial and accounting staff; and

•	Reviewing and approving transactions, other than compensation matters, between the Company and its directors, officers and affiliates.

The Audit Committee met seven times during 2008 and did not act by unanimous written consent.

The Compensation Committee consists of Messrs. Cox, Fowler, and McCord each of whom is independent as the term independence is defined in Rule 4200(a)(15) of the NASDAQ rules. This Committee is responsible for establishing compensation policies for the Company’s executive officers, including the Chief Executive Officer, and reviews of the Company’s compensation plans to ensure that they meet corporate objectives. The responsibilities of the Compensation Committee also include administering and interpreting the 2007 Equity Incentive Award Plan of the Company. The Compensation Committee met five times during 2008 and did not act by unanimous written consent. As a “controlled company,” the Compensation Committee is not required to, and does not have a charter.

Stockholder Communication with Board Members

Although the Company has not to date developed formal processes by which stockholders may communicate directly to directors, it believes that the informal process (in which stockholder communications received by the Secretary for the Board’s attention, or summaries thereof, will be forwarded to the Board) has served the Board’s and the stockholders’ needs. In view of SEC disclosure requirements relating to this issue, the Board of Directors may consider developing more specific procedures. Until any other procedures are developed and posted on the Company’s corporate website, any communications to the Board of Directors should be sent to it in care of the Secretary.

NAMED EXECUTIVE OFFICERS

The executive officers of the Company as of the date of this Proxy Statement are listed below. We described each executive’s business experience under Proposal No. 1—Election of Directors. All executive officers hold office until their successors are appointed.

Name	Age	Position
George G. Beasley	76	Chairman and Chief Executive Officer
Bruce G. Beasley	51	President, Chief Operating Officer and Director
Caroline Beasley	46	Vice President, Chief Financial Officer, Secretary, Treasurer and Director
Brian E. Beasley	49	Vice President of Operations and Director

SUMMARY COMPENSATION TABLE

The following table summarizes total compensation earned by each of the Named Executive Officers during 2007 and 2008.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
George G. Beasley	2008	$703,395	$303,975	$125,000	$14,352	(3)	$1,146,722
Chairman & Chief Executive Officer	2007	698,278	464,319	250,000	15,337	(3)	1,427,934

Bruce G. Beasley	2008	$457,538	$303,975	$50,000	$21,474	(4)	$832,987
President and Chief Operating Officer	2007	454,209	464,319	100,000	16,863	(4)	1,035,391

Caroline Beasley	2008	$438,003	$303,975	$50,000	$22,266	(5)	$814,244
Chief Financial Officer	2007	434,729	464,319	100,000	17,736	(5)	1,016,784

Brian E. Beasley	2008	$422,258	$303,975	$50,000	$21,474	(4)	$797,707
Vice President of Operations	2007	419,185	464,319	100,000	16,863	(4)	1,000,367

(1)	The amounts in this column reflect the stock-based compensation expense recognized for the years ended December 31, 2007 and 2008 in accordance with SFAS 123(R) for restricted stock awards held by the Named Executive Officers, but disregarding forfeitures related to service-based vesting. The assumptions used to calculate the value of stock awards are set forth under Note 11 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal 2008 filed with the SEC on March 27, 2009. On March 6, 2008, each Named Executive Officer was awarded 20,000 shares of restricted Class A common stock with a grant date fair value of $107,000, all of which remain restricted as of December 31, 2008. These awards vest over a one-year period. As of March 31, 2009, all of these shares were vested. On June 1, 2006, each Named Executive Officer was awarded 97,500 shares of restricted Class A common stock with a grant date fair value of $706,875, of which 48,750 remain restricted as of December 31, 2008. These awards vest over a four-year period. Prior to vesting, shares of restricted stock do not have voting rights or receive dividends.
(2)	Amounts reported in the Non-Equity Incentive Plan Compensation column represent bonuses earned and paid under our annual cash incentive program during 2007 and 2008.
(3)	Other annual compensation includes a car allowance of $12,000 per annum and reimbursement for the Named Executive Officer’s portion of health, dental and long-term disability insurance premiums.

(4)	Other annual compensation includes reimbursement for the Named Executive Officer’s portion of health, dental and long-term disability insurance premiums.
(5)	Other annual compensation includes reimbursement for the Named Executive Officer’s portion of health, dental, long-term and short-term disability insurance premiums.

Employment Agreements

The Company entered into an employment agreement with George G. Beasley effective as of February 11, 2005, and amended as of December 31, 2008, pursuant to which he serves as the Chief Executive Officer and Chairman of the Board of Directors. Pursuant to this agreement, Mr. Beasley receives a stated annual base salary subject to an annual increase of not less than 5% and an annual cash bonus at the discretion of the Compensation Committee. The employment agreement with Mr. Beasley will be automatically extended for successive one-year periods following the end of an initial three-year term, unless Mr. Beasley or the Company gives notice of non-extension to the other party no later than 90 days before the expiration of the then-applicable term. The Company could incur severance obligations under the terms of the employment agreement in the event that Mr. Beasley’s employment is terminated without cause or if he resigns for good reason or material good reason, or upon his death or disability, as described in the section regarding Termination or Change in Control Payments below.

The Company entered into an employment agreement with Bruce G. Beasley effective as of February 11, 2005, and amended as of December 31, 2008, pursuant to which he serves as President and Chief Operating Officer. Pursuant to this agreement, Mr. Beasley receives a stated annual base salary subject to an annual increase of not less than 5% and an annual cash bonus at the discretion of the Compensation Committee. The employment agreement with Mr. Beasley will be automatically extended for successive one-year periods following an end of the initial three-year term, unless Mr. Beasley or the Company gives notice of non-extension to the other party no later than 90 days before the expiration of the then-applicable term. The Company could incur severance obligations under the terms of the employment agreement in the event that Mr. Beasley’s employment is terminated without cause or if he resigns for good reason or material good reason, or upon his death or disability, as described in the section regarding Termination or Change in Control Payments below.

The Company entered into an employment agreement with Caroline Beasley effective as of February 11, 2005, and amended as of December 31, 2008, pursuant to which she serves as Chief Financial Officer. Pursuant to this agreement, Ms. Beasley receives a stated annual base salary subject to an annual increase of not less than 5% and an annual cash bonus at the discretion of the Compensation Committee. The employment agreement with Ms. Beasley will be automatically extended for successive one-year periods following the end of an initial three-year term, unless Ms. Beasley or the Company gives notice of non-extension to the other party no later than 90 days before the expiration of the then-applicable term. The Company could incur severance obligations under the terms of the employment agreement in the event that Ms. Beasley’s employment is terminated without cause or if she resigns for good reason or material good reason, or upon his death or disability, as described in the section regarding Termination or Change in Control Payments below.

The Company entered into an employment agreement with Brian E. Beasley effective as of February 11, 2005, and amended as of December 31, 2008, pursuant to which he serves as Vice President of Operations. Pursuant to this agreement, Mr. Beasley receives a stated annual base salary subject to an annual increase of not less than 5% and an annual cash bonus at the discretion of the Compensation Committee. The employment agreement with Mr. Beasley will be automatically extended for successive one-year periods following the end of an initial three-year term, unless Mr. Beasley or the Company gives notice of non-extension to the other party no later than 90 days before the expiration of the then-applicable term. The Company could incur severance obligations under the terms of the employment agreement in the event that Mr. Beasley’s employment is terminated without cause or if he resigns for good reason or material good reason, or upon his death or disability, as described in the section regarding Termination or Change in Control Payments below.

Incentive Compensation

Our Compensation Committee has historically utilized two forms of incentive compensation: cash and equity awards. The cash component is designed to convey an immediate recognition of services performed by the recipient, while the equity component is tied to vesting requirements and is designed to not only compensate but to also motivate and retain the recipient over the long term.

All of our NEOs are eligible to receive bonuses under our annual cash incentive program and awards of equity-based compensation under our 2007 Equity Incentive Award Plan.

Retirement Plans

We have a Section 401(k) Savings/Retirement Plan (the “401(k) Plan”) that covers eligible employees of the Company and any designated affiliate, including our NEOs. The 401(k) Plan permits eligible employees to defer up to 100% of their annual compensation, subject to certain limitations imposed by the Internal Revenue Code of 1986, as amended. The employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. Employees aged twenty-one years or older are eligible to participate in the 401(k) Plan after completing one year of service with the Company. In addition, part-time employees must have completed 1,000 hours of service in order to be eligible to participate in the 401(k) Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes equity awards outstanding as of December 31, 2008 for each of the Named Executive Officers.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
George G. Beasley	487,500	$15.50	2/10/2010	20,000	(1)	$36,000
				48,750	(2)	87,750
Bruce G. Beasley	487,500	$15.50	2/10/2010	20,000	(1)	$36,000
				48,750	(2)	87,750
Caroline Beasley	487,500	$15.50	2/10/2010	20,000	(1)	$36,000
				48,750	(2)	87,750
Brian E. Beasley	487,500	$15.50	2/10/2010	20,000	(1)	$36,000
				48,750	(2)	87,750

(1)	On March 6, 2008, each Named Executive Officer was awarded 20,000 shares of restricted Class A common stock, all of which remain restricted as of December 31, 2008. This award vests over a one-year period. As of March 31, 2009, all of these shares were vested.
(2)	On June 1, 2006, each Named Executive Officer was awarded 97,500 shares of restricted Class A common stock, of which 48,750 remain restricted as of December 31, 2008. This award vests annually over a four-year period.
(3)	Market value was determined by multiplying the number of shares that have not vested by the closing stock price of $1.80 on December 31, 2008.

TERMINATION OR CHANGE IN CONTROL PAYMENTS

Potential Termination Payments

Each of our NEOs entered into a three-year employment agreement with us effective as of February 11, 2005 and amended as of December 31, 2008, providing for an initial three-year term, subject to automatic one-year renewals if not terminated by either party. The employment agreements provide for severance benefits under certain events. The employment agreements provide that in the event of a termination by us without “cause,” a termination by the executive for “good reason,” or termination of employment due to death or disability, the terminated executive (or, in the case of death, the executive’s estate) will be entitled to (i) severance payment that is equal to one year of the executive’s annual base salary, (ii) continued receipt of certain benefits including medical insurance and life insurance for one year following the date of termination, and (iii) full vesting of all outstanding equity awards. The employment agreements provide for an additional lump sum payment equal to six months of the executive’s annual base salary in the event of a termination by us without “cause,” a termination by the executive for “material good reason,” or termination of employment due to death or disability. In the event of a termination by us as a result of the executive’s disability, the executive will continue to receive his or her annual base salary until the date of termination and be entitled to receive the payments and benefits described above following the date of termination.

Under the employment agreements, “disability” means the absence of the executive from the executive’s duties on a full-time basis for a period of 180 consecutive days as a result of incapacity due to mental or physical illness. “Cause,” means the executive’s: (i) failure substantially to perform his duties under the employment agreement, other than any such failure resulting from the executive’s disability, after notice and reasonable opportunity for cure, all as determined by our board of directors; (ii) conviction of a felony or a crime involving moral turpitude; or (iii) fraud or personal dishonesty involving our assets. “Good reason” exists where we fail to make any payment or provide any benefit under the employment agreement or commit a material breach of the employment agreement and do not cure such failure or breach after notice and a reasonable opportunity to cure. “Material good reason” means the occurrence of any of the following: (i) a material diminution in the executive’s annual base salary; (ii) a material diminution in the executive’s authority, duties or responsibilities; (iii) a material diminution in the budget over which the executive retains authority; (iv) a material change in the geographic location at which the executive must perform services under the employment agreement; or (v) any other action or inaction that constitutes a material breach by us under the employment agreement; provided that the executive submits written notice of the occurrence of each such event within 90 days of the occurrence of such event, and we have not remedied such event within a 30-day period after receipt of such written notice.

DIRECTOR COMPENSATION

The Company’s non-employee directors receive fixed annual fees for their services on the Board of Directors, and Audit and Compensation Committees and in January 2006, each received 6,000 restricted shares of the Company’s Class A common stock under the 2000 Equity Plan. The restricted shares were subject to vesting over a three-year period through January 2009.

The following table summarizes total compensation earned by each non-employee director during 2008.

Name	Fees Earned or Paid in Cash ($)(3)	Stock Awards ($)(1)(2)	Total ($)
Joe Cox	$30,000	$35,687	$65,687
Herb McCord	$30,000	$35,687	$65,687
Mark Fowler	$22,500	$35,687	$58,187
Allen Shaw	$22,500	$27,020	$49,520

(1)	The amounts in this column reflect the stock-based compensation expense recognized for the year ended December 31, 2008 in accordance with SFAS 123(R) for restricted stock awards to the directors, but disregarding forfeitures related to service based vesting. On January 1, 2006, each director was awarded 6,000 shares of restricted Class A common stock with a fair value of $81,060, all of which were vested as of December 31, 2008. These awards vest over a three-year period. Prior to vesting, shares of restricted stock do not have voting rights or receive dividends. The assumptions used to calculate the value of stock awards are set forth under Note 11 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal 2008 filed with the SEC on March 27, 2009.
(2)	On December 31, 2007, Messrs. Cox, Fowler, and McCord were each awarded 5,000 shares of restricted Class A common stock, each award with a grant date fair value of $26,000, of which 3,333 remain restricted as of December 31, 2008. These awards vest over a three-year period and were granted in exchange for the 20,000 under-water options previously held by each of these directors.
(3)	In 2009, Mr. Cox and Mr. McCord will each receive $28,875 per annum and Mr. Fowler and Mr. Shaw will each receive $21,656 per annum for their services on the Board, Audit Committee and Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding beneficial ownership of our Class A common stock and Class B common stock as of March 31, 2009 by:

•	Each person who is known by the Company to own beneficially more than 5% of our Class A common stock or Class B common stock;

•	Each of the Company’s directors;

•	Each of the Named Executive Officers; and

•	All executive officers and directors as a group.

Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission, and generally includes any shares over which a person exercises sole or shared voting or investment power. Each stockholder possesses sole voting and investment power with respect to the shares listed, unless otherwise noted. Shares of Class B common stock are convertible into shares of Class A common stock on a one-for-one basis at the option of the holder at any time, are all deemed outstanding for calculating the percentage of outstanding shares of the person holding those shares of Class B common stock, but are not deemed outstanding for calculating the percentage of any other person. Shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of March 31, 2009 are deemed outstanding for calculating the percentage of outstanding shares of the person holding those options but are not deemed outstanding for calculating the percentage of any other person. Restricted shares of Class A common stock that are currently vested or that will be vested within 60 days (but no other shares of restricted common stock) are deemed outstanding for calculating the percentage of outstanding shares of the person holding those shares of restricted stock. All restricted shares of Class A common stock currently outstanding, whether vested or not, are deemed outstanding for calculating the aggregate number of shares outstanding. The address of each beneficial owner, unless stated otherwise, is c/o Beasley Broadcast Group, 3033 Riviera Drive, Suite 200, Naples, Florida 34103.

	Common Stock
	Class A			Class B
Name of Beneficial Owner	Number of Shares		Percent of Class	Number of Shares		Percent of Class	Percent of Total Economic Interest (1)	Percent of Total Voting Power (2)
George G. Beasley	1,635,250	(3)	26.6%	14,443,631	(4)	86.7%	70.5%	84.5%
Bruce G. Beasley	582,188	(5)	9.5	766,941	(6)	4.6	5.9	4.8
Caroline Beasley	558,188	(7)	9.1	766,941	(6)	4.6	5.8	4.8
Brian E. Beasley	538,644	(8)	8.8	—		—	2.4	*
Joe B. Cox	37,667	(9)	*	—		—	*	*
Mark S. Fowler	28,667	(10)	*	—		—	*	*
Herbert W. McCord	28,667	(10)	*	—		—	*	*
Allen B. Shaw	14,000		*	—		—	*	*
GAMCO Investors, Inc.	1,306,561		23.1	—		—	5.9	*
One Corporate Center Rye, NY 10580
Luther King Capital Management	951,820		16.8	—		—	4.3	*
301 Commerce Street Fort Worth, TX 76102
Dimensional Fund Advisors LP	412,649		7.3	—		—	1.8	*
6300 Bee Cave Road Austin, TX 78746
All directors and executive officers as a group	3,423,271		44.7%	15,567,308		93.4%	78.1%	91.3%

*	Less than one percent.
(1)	The percent of total economic interest for each beneficial owner is based on the number of shares beneficially owned of Class A Common Stock plus the number of shares beneficially owned of Class B Common Stock divided by the sum of (i) 5,652,520 shares of Class A Common Stock outstanding, (ii) 16,662,743 shares of Class B Common Stock outstanding; and (iii) if applicable, the number of shares of Class A common stock issuable upon exercise of options held by such person that are currently exercisable or will be exercisable before May 30, 2009.
(2)	The percent of total voting power for each beneficial owner is based on the number of shares beneficially owned of Class A Common Stock which carry one vote per share plus the number of shares beneficially owned of Class B Common Stock which carry ten votes per share multiplied by ten divided by the sum of (i) 5,652,520 shares of Class A Common Stock outstanding, (ii) 16,662,743 shares of Class B Common Stock outstanding multiplied by ten to reflect the ten votes per share for Class B Common Stock; and (iii) if applicable, the number of Class A common stock issuable upon exercise of options held by such person that are currently exercisable or will be exercisable before May 30, 2009.
(3)	Includes (i) 63,244 shares held by the beneficial owner; (ii) 1,078,410 shares held by GGB Family Limited Partnership; (iii) 487,500 shares of Class A common stock issuable upon exercise of stock options; and (iv) 6,096 shares held by the REB Florida Intangible Tax Trust, dated August 20, 2004.
(4)	Includes (i) 117,166 shares held by the beneficial owner; (ii) 7,589,772 held by George G. Beasley Revocable Living Trust, dated May 26, 2006; (iii) 5,245,682 shares held by GGB Family Limited Partnership Florida Intangible Tax Trust; (iv) 692,972 shares held by George G. Beasley Grantor Retained Annuity Trust #2, dated June 19, 2006; (v) 420,265 shares held by George G. Beasley Grantor Retained Annuity Trust #4, dated November 21, 2008, (vi) 81,038 held by GGB Family Enterprises, Inc., and (vii) 296,736 shares held by the REB Florida Intangible Tax Trust, dated August 20, 2004. Does not include 39,835 shares held by Shirley W. Beasley, Mr. Beasley’s spouse.
(5)	Includes (i) 91,688 shares held by the beneficial owner; (ii) 3,000 shares held by the beneficial owner’s child; and (iii) 487,500 shares of Class A common stock issuable upon exercise of stock options.
(6)	Includes (i) 356,736 shares held by the beneficial owner; and (ii) 410,205 shares held by the George Beasley Estate Reduction Trust, of which the beneficial owner is a co-trustee.

(7)	Includes (i) 64,688 shares held by the beneficial owner; (ii) 6,000 shares held by the beneficial owner’s children; and (iii) 487,500 shares of Class A common stock issuable upon exercise of stock options.
(8)	Includes (i) 46,144 shares held by the beneficial owner; (ii) 5,000 shares held by the beneficial owner’s children; and (iii) 487,500 shares of Class A common stock issuable upon exercise of stock options.
(9)	Includes (i) 17,667 shares held by the beneficial owner; and (ii) 20,000 shares of Class A common stock issuable upon exercise of stock options.
(10)	Includes (i) 8,667 shares held by the beneficial owner; and (ii) 20,000 shares of Class A common stock issuable upon exercise of stock options.

AUDIT COMMITTEE REPORT

To the Board of Directors:

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2008.

We have discussed with the independent auditors, Crowe Horwath LLP, the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from Crowe Horwath LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

Joe B. Cox, Chair

Mark S. Fowler

Herbert W. McCord

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has reappointed Crowe Horwath LLP (“Crowe Horwath”) as the independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2008. In making this appointment, the Audit Committee considered whether the audit and non-audit services Crowe Horwath will provide are compatible with maintaining the independence of the Company’s outside auditors. The Audit Committee has adopted a policy that sets forth the manner in which the Audit Committee will review and approve all services to be provided by Crowe Horwath before the firm is retained. The Audit Committee pre-approves all audit and permitted non-audit services to be performed for the Company by its independent public accountants. The chairperson of the Audit Committee may represent the entire committee for the purposes of pre-approving permitted non-audit services. The Audit Committee does not consider the provision of the permitted non-audit services to be incompatible with maintaining the independent public accountant’s independence.

Representatives of Crowe Horwath are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

Fees and Services of Independent Registered Public Accountants

The following table summarizes fees billed to the Company by Crowe Horwath LLP in 2007 and 2008:

	2007	2008
Audit fees (1)	$236,240	$186,575
Tax fees (2)	65,960	68,460
All other fees (3)	25,740	8,750

	$327,940	$263,785

(1)	Includes fees billed for (i) the audit of the Company’s annual financial statements in 2007 and 2008, (ii) the audit of the Company’s internal control over financial reporting in 2007 and (iii) the reviews of the Company’s quarterly financial statements included in the Company’s Quarterly Reports’ on Form 10-Q in 2007 and 2008.
(2)	Includes fees billed for tax compliance and related services.
(3)	Includes fees billed for the annual audit of the Company’s benefit plan in 2007 and 2008, a state tax project in 2007, and other services in 2007.

All of the services provided to the Company by Crowe Horwath during 2007 and 2008 were pre-approved by the Audit Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2007 and 2008, the Company engaged in several transactions in which our executive officers, including our Chief Executive Officer, George G. Beasley, and members of his family were participants. These transactions are described below. While the Related Party Transaction Policy had not been adopted at the time these transactions and arrangements were entered into or commenced, each has been subsequently ratified by the Audit Committee pursuant to the Related Party Transaction Policy.

•

In December 2000, the Company finalized the sale of most of its radio towers and related real estate assets to Beasley Family Towers, Inc. (“BFT”), which is owned by George G. Beasley, Bruce G. Beasley, Caroline Beasley, Brian E. Beasley and other family members of George G. Beasley, for $5.1 million in unsecured notes. The Company sold these radio towers and related real estate assets primarily to focus on its core business of acquiring, developing and operating radio stations. As of March 31, 2008 and 2009, the aggregate outstanding balance of the notes receivable was $3.9 million and $3.6 million, respectively. The notes are due in aggregate monthly payments of approximately $38,000, including interest at 6.0%. The notes mature on December 28, 2020. During 2007 and 2008 interest income on the notes receivable from BFT was approximately $271,000 and $244,000, respectively.

•

The Company leases radio towers for 22 radio stations under separate lease agreements from BFT. The lease agreements expire on December 28, 2020. During 2007 and 2008, rental expense was approximately $543,000 and $544,000, respectively.

•

The Company leases office and studio space for five radio stations in Ft. Myers, FL from George G. Beasley. The lease agreements expire on August 31, 2009. During 2007 and 2008, rental expense was approximately $137,000 and $145,000, respectively.

•

The Company leases land for office and studio space for nine radio stations in Augusta, GA from George G. Beasley. The lease agreement expires on November 1, 2023. During 2007 and 2008, rental expense was approximately $35,000 and $37,000, respectively.

•

The Company leases a radio tower for WCHZ-FM in Augusta, GA from Wintersrun Communications, Inc., which is owned by George G. Beasley, Brian E. Beasley and Bruce G. Beasley. The lease agreement expires on April 30, 2014. During 2007 and 2008, rental expense was approximately $27,000.

•

The Company leases office space for its principal executive offices in Naples, FL from Beasley Broadcasting Management Corp., which is wholly-owned by George G. Beasley. During 2007 and 2008, rental expense was approximately $147,000 and $167,000, respectively.

•

Bradley C. Beasley, son of George G. Beasley is currently employed by the Company and was paid $306,225 and $301,995 in 2007 and 2008, respectively. The amount paid includes base salary and performance-based cash bonuses and stock-based compensation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of such reports and upon written representations from certain reporting persons, the Company believes that, for the year ended December 31, 2008, all Section 16(a) filing requirements applicable to the Company’s officers, directors and greater than ten percent stockholders were complied with on a timely basis.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company adopted a Code of Business Conduct and Ethics applicable to all of its directors and employees, including its principal executive officer and principal financial and accounting officer, which is a “code of ethics” as defined by applicable rules of the SEC. This code is available on the Company’s website at www.bbgi.com. A copy may also be obtained upon request from the Secretary of the Company. If the Company makes any amendments to this code other than technical, administrative, or other non-substantive amendments, or grants any waivers, including implicit waivers, from a provision of this code that applies to the Company’s principal executive officer or principal financial and accounting officer and relates to an element of the SEC’s “code of ethics” definition, the Company will disclose the nature of the amendment or waiver, its effective date and to whom it applies on its website or in a report on Form 8-K filed with the SEC.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

To be considered for presentation in the Company’s Proxy Statement related to the Annual Meeting of Stockholders to be held in 2010, a stockholder proposal must be received by Caroline Beasley, Secretary, Beasley Broadcast Group, Inc., 3033 Riviera Drive, Suite 200, Naples, Florida 34103 no later than December 11, 2009. If we have not received notice on or before February 24, 2010 of any matter a stockholder intends to propose for a vote at the 2010 Annual Meeting, then a proxy solicited by the Board of Directors may be voted on such matter in the discretion of the proxy holder.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies properly processed will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

It is important that the proxies be properly processed and that your shares be represented. Stockholders are urged to promptly submit their proxies by telephone by following the instructions on the Notice of Availability of Proxy Materials.

A copy of the Company’s 2008 Annual Report to Stockholders accompanies this Proxy Statement. The Company has filed an Annual Report for the year ended December 31, 2008 on Form 10-K with the SEC. Stockholders may obtain, free of charge, a copy of the Form 10-K from our website at www.bbgi.com/proxymaterials or by writing to Beasley Broadcast Group, Attn: Investor Relations, 3033 Riviera Drive, Suite 200, Naples Florida 34103.

By Order of the Board of Directors

Caroline Beasley, Secretary

Dated: April 10, 2009

Naples, Florida